Independent Auditors' Consent

We consent to the incorporation by reference in the Registration Statements
(No. 2-92497, No. 33-17376, No. 333-25401, and No. 333-41775) on Form S-8 and
the Registration Statement (No. 333-50351) on Form S-3 of Total System Services, Inc. of our reports dated January 7, 1999, relating to the consolidated balance sheets of Total System Services, Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related financial statement schedule, which reports appear in or are incorporated by reference in Total System Services, Inc. Annual Report on Form 10-K for the year 1998.

                                             /s/KPMG LLP

Atlanta, Georgia
March 12, 1999